As filed with the Securities and Exchange Commission on May 30, 2024

                                        Registration No. 333-
______________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Elme Communities
(Exact name of Registrant as specified in its charter)

MARYLAND	53-0261100
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.
7550 WISCONSIN AVE, SUITE 900
BETHESDA, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Elme Communities 2016 Omnibus Incentive Plan
(as amended and restated effective as of May 30, 2024)
(Full Title of the Plan)
W. DREW HAMMOND
7550 WISCONSIN AVE
SUITE 900
BETHESDA, MD 20814
(Name and address of agent for service)

(202) 774-3200
(Telephone number, including area code, of agent for service)
The Commission is requested to send copies of all communications to:
PAUL D. MANCA, ESQ.
ELIZABETH L. BANKS, ESQ.
HOGAN LOVELLS US LLP
555 THIRTEENTH STREET, NW
WASHINGTON, D.C. 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Elme Communities (the “Company” or “Elme”) is filing this registration statement on Form S-8 to register 2,900,000 additional common shares of beneficial interest, par value $0.01 (“Common Shares”) authorized for issuance under the Elme Communities 2016 Omnibus Incentive Plan (as amended and restated effective as of May 30, 2024) (the “Plan”). On April 18, 2024, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to amend and restate the Plan to, among other things, increase the number of shares available for issuance under the Plan by 2,900,000 Common Shares. The proposal to amend and restate the Plan was approved by the Company’s shareholders on May 30, 2024. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this registration statement the contents of the prior registration statement on Form S-8 relating to the Plan, filed with the Commission on May 17, 2016 (Commission File No. 333-211418).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents previously filed by Elme with the Commission are incorporated by reference in this Registration Statement:
1. our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on February 16, 2024.
2. our Quarterly Report on Form 10-Q filed with the Commission on May 2, 2024.
3. our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 18, 2024 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023).
4. our Current Report on Form 8-K filed with the Commission on February 20, 2024.
5. The description of our Common Shares included in our Registration Statement on Form 8-A (Commission File No. 001-06622), filed with the Commission on December 4, 1998 under Section 12(b) of the Exchange Act as supplemented by the description contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2022 and including any additional amendment or reports filed for purposes of updating this description.
We also incorporate by reference into this prospectus additional documents that we may file after the date of this prospectus with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

You may request a copy of these filings and any amendments thereto and any other documents that are incorporated by reference in this prospectus at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. Please direct your request to: Investor Relations, Elme Communities, 7550 Wisconsin Ave, Suite 900, Bethesda, MD 20814, (202) 774-3200.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel
Not Applicable.

Item 6.	Indemnification of Directors and Officers
Maryland law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted by the Maryland General Corporation Law (“MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
Our declaration of trust authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer of the registrant who is made or threatened to be made a party to the proceeding or (b) any individual who, while a trustee or officer of the registrant and at the request of the registrant, serves or has served as a trustee, director, officer, member, manager, trustee, employee, partner or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of the registrant. The rights to indemnification and advancement of expenses provided by our declaration of trust and bylaws vest immediately upon election of a trustee or officer. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.
In addition, we have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
The Maryland REIT Law may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The board of trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date	Filed Herewith
4.1	Articles of Amendment and Restatement of Declaration of Trust of Elme Communities, as amended	10-K	001-06622	3.1	2/17/2023
4.2	Amended and Restated Bylaws of Elme Communities, as amended	8-K	001-06622	3.1	9/20/2023
5.1	Opinion of Hogan Lovells US LLP as to the legality of the shares to be registered					X
10.1	2016 Omnibus Incentive Plan (as amended and restated effective as of May 30, 2024)					X
23.1	Consent of Ernst & Young LLP					X
23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)					X
24	Power of Attorney (included on signature page)					X
107	Filing Fee Table					X

Item 9.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, Maryland on the 30th day of May, 2024.

ELME COMMUNITIES

By:	/s/ Paul T. McDermott
Paul T. McDermott
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven M. Freishtat and W. Drew Hammond, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission and to file the same, with all exhibits to the registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission or any other regulatory authority, and grants to the attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and ratifies and confirms all that the attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue of this power of attorney.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Paul T. McDermott	Chairman, President and Chief Executive Officer	May 30, 2024
Paul T. McDermott	(Principal Executive Officer)
/s/ Jennifer S. Banner	Trustee	May 30, 2024
Jennifer S. Banner

/s/ Benjamin S. Butcher	Lead Independent Trustee	May 30, 2024
Benjamin S. Butcher

/s/ Susan Carras	Trustee	May 30, 2024
Susan Carras

/s/ Ellen M. Goitia	Trustee	May 30, 2024
Ellen M. Goitia

/s/ Thomas H. Nolan, Jr.	Trustee	May 30, 2024
Thomas H. Nolan, Jr.

/s/ Anthony L. Winns	Trustee	May 30, 2024
Anthony L. Winns
/s/ Steven M. Freishtat	Executive Vice President and	May 30, 2024
Steven M. Freishtat	Chief Financial Officer
(Principal Financial Officer)

/s/ W. Drew Hammond	Senior Vice President, Chief	May 30, 2024
W. Drew Hammond	Administrative Officer and
Treasurer
(Principal Accounting Officer)